                                                                      EXHIBIT 11
                                                                     Page 1 of 2


                      NEWMONT GOLD COMPANY AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                 Three Months Ended    Nine Months Ended
                                   September 30,         September 30,
                                   1997      1996        1997      1996
                                 --------  --------    --------  --------
INCOME DATA:

  Net income applicable
    to common shares             $ 45,967  $ 40,126     $ 31,733  $ 82,192
                                 ========  ========     ========  ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                        166,732   166,436      166,594   165,834
  Equivalent common shares
    from stock options                232       317          189       368
                                 --------  --------     --------  --------
  Common and common equivalent
    shares                        166,964   166,753      166,783   166,202
                                 ========  ========     ========  ========


EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares     $   0.28  $   0.24     $   0.19  $   0.49
                                 ========  ========     ========  ========

                                                                      EXHIBIT 11
                                                                     Page 2 of 2


                      NEWMONT GOLD COMPANY AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                 Three Months Ended    Nine Months Ended
                                   September 30,         September 30,
                                   1997      1996        1997      1996
                                 --------  --------    --------  --------
INCOME DATA:

  Net income applicable
    to common shares             $ 45,967  $ 40,126     $ 31,733  $ 82,192
                                 ========  ========     ========  ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common
    shares                        166,732   166,436      166,594   166,834
  Equivalent common shares
    from stock options                437       317          437       368
                                 --------  --------     --------  --------
  Common and common equivalent
    shares                        167,169   166,753      167,031   166,202
                                 ========  ========     ========  ========


EARNINGS PER COMMON SHARE:

  Net income per common and
    common equivalent shares     $   0.28  $   0.24     $   0.19  $   0.49
                                 ========  ========     ========  ========





                                       35